As filed with the Securities and Exchange Commission on March 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Imperva, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0460133 (I.R.S. Employer Identification No.)

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

(650) 345-9000

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Terrence J. Schmid

Chief Financial Officer

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

(650) 345-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

David A. Bell, Esq. Shulamite S. White, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	Trâm Phi, Esq. Imperva, Inc. 3400 Bridge Parkway, Suite 200 Redwood Shores, California 94065 (650) 345-9000	Jeffrey D. Saper, Esq. Allison B. Spinner, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share

(1)	Not required to be included pursuant to Form S-3 General Instruction II.E.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the registration fee, which will be paid on a pay-as-you-go basis in accordance with Rule 457(r).

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued March 9, 2015

3,000,000 shares

Common Stock

Imperva, Inc. is offering 3,000,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “IMPV.” On March 6, 2015, the reported closing sale price of our common stock on the New York Stock Exchange was $46.15 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Imperva
Per share	$	$	$
Total	$	$	$

(1) See “Underwriters.”

We have granted the underwriters the option to purchase up to an additional 450,000 shares of common stock at the public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on             , 2015.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	RBC CAPITAL MARKETS

PACIFIC CREST SECURITIES

MACQUARIE CAPITAL	NOMURA

                             , 2015

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our shares of common stock. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus prepared by or on behalf of us to which we have referred you, in making your investment decision.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and the documents incorporated herein by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this summary together with the detailed information included elsewhere in, or incorporated by reference into, this prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, before making an investment decision. Unless the context otherwise requires, we use the terms “Imperva,” “we,” “us,” the “Company” and “our” in this prospectus to refer to Imperva, Inc. and its subsidiaries.

Overview

We are a leader in cyber-security solutions that protect business-critical data and applications whether in the cloud or on premises. Built to keep pace with the evolving threat landscape, our suite of cyber-security offerings is designed to enable organizations to discover data and application assets and vulnerabilities, to protect information wherever it lives and to comply with regulations. Our cyber-security solutions are also designed to fill the gaps left by existing endpoint and network or perimeter security solutions as organizations increasingly adopt “bring your own device” policies and move data and applications to the cloud.

Organizations are facing numerous challenges in providing the visibility and control required to protect business-critical applications and data from attack, theft and fraud from inside and outside the organization. Attacks, whether perpetrated by sophisticated hackers or malicious insiders, continue to increase in sophistication, scale and frequency. Additionally, organizations must comply with increasingly complex regulatory standards enacted to protect business-critical applications and data. Adoption of new technologies and architectures, such as mobile applications, web applications and big data, increases the complexity of, opens access to, and increases the vulnerability of business-critical data and applications. The increasing use of virtualization technologies and cloud delivery models, including unsanctioned, employee-adopted applications, known as “shadow IT,” is forcing organizations to operate outside of the traditional security model. We believe that these challenges are driving the need for cyber-security solutions that protect business-critical applications and data whether in the cloud or on premises.

Our Imperva SecureSphere product line provides database, file and web application security across various physical and virtual systems in data centers, including those in traditional on-premise data centers as well as in private, public and hybrid cloud computing environments. We believe that our SecureSphere Web Application Firewall is one of the industry’s leading solutions for protecting web assets from application attacks. Imperva was named as the only Leader in Gartner’s 2014 Magic Quadrant for Web Application Firewalls. Our Imperva Incapsula product line provides cloud-based website security, denial of service protection and performance solutions that do not require software or hardware changes. Our Imperva Skyfence product line provides visibility into, and control over, cloud and Software-as-a-Service (“SaaS”) applications, including shadow IT, that are in growing use by enterprises of all sizes. In addition, all of our cloud offerings are designed to protect against the unique threats created as enterprises increasingly shift to deploying their applications and storing their data in the cloud to take advantage of the flexibility and cost-efficiency offered by cloud-based solutions.

As of December 31, 2014, we had over 3,700 end-user customers, to whom we refer in this prospectus as our customers, in more than 90 countries. In addition, our solutions are used to protect thousands of organizations through cloud-based deployments with our SaaS customers, managed security service providers (“MSSPs”) and hosting partners. Our customers include seven of the top ten global telecommunications companies, three of the top five commercial banks in the United States, three of the top five global consumer financial services firms, three of the top five global computer hardware companies, over 300 government agencies around the world and more than 400 Global 2000 companies. We primarily sell our products and services through our worldwide network of over 300 channel partners, including both distributors and resellers, which provide sales and support leverage to our sales organization. As of December 31, 2014, we had approximately 723 employees, including 231 employees in research and development. We generated revenue of $164.0 million in 2014, an increase of 19% over the $137.8 million in revenue we generated in 2013. Net loss attributable to our stockholders was $59.0 million in 2014 as compared to $25.2 million in 2013.

Market Opportunity

According to an IDC report dated December 2014, worldwide spending on IT security products is expected to grow from $35 billion in 2015 to $43 billion in 2018. We address a portion of the overall IT security products market, which we define specifically as the user provisioning and other identity access management portions of the identity access management (“IAM”) segment, the distributed denial of service (“DDoS”) prevention segment, the web application firewall (“WAF”) segment, the cloud access security brokerage (“CASB”) segment and the database auditing and real-time protection segment. We estimate that these multi-million and multi-billion dollar segments generated more than $3.2 billion in 2014, based on market data from established third-party market research firms and assuming growth in these markets consistent with projections reported by these established third-party market research firms. This $3.2 billion estimate does not include the database auditing and real-time protection segment as formal market sizing for that segment is not available. Specifically, according to Gartner, estimated spending on the user provisioning and other identity access management portions of the IAM segment was approximately $2.3 billion in 2014 and was expected to exceed $3.2 billion in 2018, and estimated “spending on the CASB market will reach $500 million by year-end 2017 from less than $100 million in October 2014.” Gartner also estimated that “the WAF market grew in 2013 at a rate of approximately 30% from $259 million to $337 million, and most of the growth was driven by a handful of vendors.” Additionally, according to IDC, spending on DDoS prevention products and services was approximately $558 million in 2014 and is expected to grow to approximately $944 million in 2018. For purposes of estimating the size of the portion of the IT and cyber-security market we address, we conservatively did not assume any further growth beyond 2013 in the WAF segment.

Our Strategy

Our goal is to extend our leadership position in the cyber-security market. Key elements of our growth strategy include:

•	Enhance and extend our leadership position through technological and product innovation. We intend to continue to invest in product upgrades and product line extensions as well as the development of new products and services that address emerging cyber-security and regulatory compliance requirements to maintain our technological advantages. We also intend to continue to invest in advanced threat research and increase our threat intelligence leadership as well as to continue our research and development efforts in cyber-security for cloud computing environments.

•	Continue to pursue cyber-security opportunities as businesses adopt cloud computing. Our solutions are used to protect thousands of enterprises through cloud-based deployments with our SaaS customers, MSSPs and hosting partners. We intend to continue to focus on capturing the expected increases in spending on securing business-critical applications and data as enterprises pursue cloud computing initiatives for both external and internal facing applications. We intend to develop and expand our relationships with MSSPs and data center hosting providers, and to increase sales to SaaS providers.

•

Increase awareness of the importance of cyber-security and drive adoption of our solution. We believe the market for cyber-security is in its early stages and growing rapidly. We plan to continue to increase market awareness of the benefits of our cyber-security solutions and to invest in our brand to further extend our leadership in the cyber-security market. For example, we plan to continue to invest in a broad range of marketing programs that help connect us with potential buyers along paid, earned, shared and owned channels. To further this goal, we plan to leverage online and offline advertising initiatives, targeted event participation, global public relations efforts, direct marketing, web events and participation in social media channels, such as LinkedIn, Facebook and Twitter.

•	Further penetrate our existing customer base. We intend to drive further penetration of our suite of cyber-security offerings within our existing customer base by deepening and broadening deployment of our offerings. Many of our customers initially deploy our solution for a limited portion of their business-critical applications and data, providing us with significant opportunities to sell them more of our products. This strategy has proved successful, as more than 60% of our revenues in 2014 were derived from repeat sales to existing customers. In addition, as a leading provider of cyber-security solutions, we believe we are well positioned to benefit as our customers expand the scope of their cyber-security and compliance initiatives both in the cloud and on premises. As of December 31, 2014, approximately 28% of our customers have purchased more than one of our offerings.

•	Invest in our global distribution network to expand our customer base. We intend to continue to invest significant resources to further strengthen our existing relationships with channel partners and to expand our network by adding new channel partners across the globe. As we expand our base of partners, we also intend to grow our direct touch sales team and enhance our marketing efforts to support our distribution network.

•	Increase our sales in the mid-market and SMB market. We believe there is a significant opportunity to provide cyber-security solutions to smaller businesses as they continue to face increasing security threats and more complex compliance mandates. We plan to continue to grow our business with mid-market enterprises and SMBs by expanding our distribution channels and our cloud-based offerings.

•	Pursue strategic opportunities. We intend to pursue targeted acquisition and partnership opportunities to continue to broaden our technology and offerings to better enable organizations to discover assets and vulnerabilities, to protect information wherever it lives and to comply with regulations.

Risks Associated with our Business and an Investment in our Common Stock

Our business, financial condition, results of operations and prospects are subject to numerous risks. These risks include, among others, that:

•	we have a history of losses, we may not become profitable, and our revenue growth may not continue;

•	our quarterly operating results are likely to vary significantly and to be unpredictable, which could cause the trading price of our stock to decline;

•	reliance on a concentration of shipments at the end of the quarter could cause our revenue to fall below expected levels, resulting in a decline in our stock price;

•	we rely on third-party channel partners to generate a significant portion, and to fulfill a substantial majority, of our revenue, and if we fail to expand and manage our distribution channels, our revenues could decline and our growth prospects could suffer;

•	we face intense competition, especially from larger, better-known companies and we may lack sufficient financial or other resources to maintain or improve our competitive position;

•	we operate in an evolving market that has not yet reached widespread adoption and where new or existing technologies that may be perceived to address the risks in different ways could gain widespread adoption and supplant some or all of our products and services, making analysis of trends or predictions about our business difficult and potentially weakening our sales and our financial results;

•	if we do not successfully anticipate market needs and opportunities or changes in the legal, regulatory and industry standard landscape, make timely enhancements to our products and develop new products that meet those needs, we may not be able to compete effectively, and our ability to generate revenues will suffer; and

•	real or perceived errors, failures or bugs in our products, particularly those that result in our customers experiencing security breaches, could adversely affect our reputation, and our business could be harmed.

If we are unable to adequately address these and other risks we face, our business, financial condition, results of operations and prospects may be materially and adversely affected. In addition, there are numerous risks related to an investment in our common stock.

You should carefully read the section entitled “Risk Factors” in this prospectus and contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the foregoing risks, as well as other risks, before investing in our common stock.

Company Information

We were incorporated as a Delaware corporation in 2002. Our principal executive office is located at 3400 Bridge Parkway, Suite 200, Redwood Shores, CA 94065. Our telephone number at our principal executive office is (650) 345-9000. Our website address is www.imperva.com. This is a textual reference only. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We use various trademarks and trade names in our business, including without limitation “Imperva,” “SecureSphere,” “Incapsula” and “Skyfence.” This prospectus also contains trademarks and trade names of other businesses that are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks we name in this prospectus.

THE OFFERING

Common stock offered by us	3,000,000 shares

Common stock to be outstanding after this offering	29,895,480 shares

Option to purchase additional shares of common stock from us	450,000 shares

Use of proceeds	We plan to use the net proceeds from this offering for working capital and other general corporate purposes. We do not currently have any specific use of the net proceeds planned. We anticipate that we will use a portion of the proceeds for acquisitions of businesses, technologies, or other assets. However, we do not have agreements or commitments relating to any specific acquisitions at this time. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

New York Stock Exchange symbol	“IMPV”

The number of shares of common stock to be outstanding after this offering is based on 26,895,480 shares of our common stock outstanding as of December 31, 2014, and excludes:

•	2,244,363 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2014, and having a weighted average exercise price of $33.83;

•	2,279,081 shares of common stock subject to restricted stock units (“RSUs”) outstanding as of December 31, 2014;

•	1,166,742 shares of common stock reserved for issuance under our 2011 Stock Option and Incentive Plan as of December 31, 2014, plus one remaining annual increase thereunder, which excludes:

•	444,163 shares of common stock issuable upon exercise of stock options granted between December 31, 2014 and March 6, 2015, having a weighted average exercise price of $42.80; and

•	698,629 shares of common stock subject to RSUs granted between December 31, 2014 and March 6, 2015; and

•	895,268 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan as of December 31, 2014, plus annual increases thereunder.

Unless otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional shares of common stock from us and no exercise of outstanding options, and does not reflect the vesting of any RSUs outstanding as of December 31, 2014.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2012, 2013 and 2014 and summary consolidated balance sheet data as of December 31, 2014 from our audited consolidated financial statements incorporated by reference into this prospectus. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference into this prospectus.

	Year ended December 31,
	2014	2013	2012
	(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Net revenue:
Products and license	$74,299	$72,153	$59,490
Services	89,711	65,606	44,745

Total net revenue	164,010	137,759	104,235
Cost of revenue(1):
Products and license	9,248	8,756	8,530
Services	27,335	20,940	13,374

Total cost of revenue	36,583	29,696	21,904

Gross profit	127,427	108,063	82,331
Operating expenses:
Research and development(1)	43,052	27,556	20,555
Sales and marketing(1)	106,382	81,500	53,509
General and administrative(1)	34,499	24,436	15,371
Amortization of acquired intangible assets	1,269	—	—

Total operating expenses	185,202	133,492	89,435

Loss from operations	(57,775)	(25,429)	(7,104)
Other income (expense), net	(220)	(125)	(243)

Loss before provision for income taxes	(57,995)	(25,554)	(7,347)
Provision for income taxes	1,181	777	545

Net loss	(59,176)	(26,331)	(7,892)
Loss attributable to noncontrolling interest	213	1,153	505

Net loss attributable to Imperva, Inc. stockholders	$(58,963)	$(25,178)	$(7,387)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$(2.28)	$(1.04)	$(0.32)

Shares used in computing net loss per share of common stock, basic and diluted	25,805,632	24,300,198	22,916,426

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Cost of revenue	$2,058	$1,440	$469
Research and development	8,799	3,660	1,227
Sales and marketing	13,558	8,537	2,543
General and administrative	12,858	8,857	1,729

Total stock-based compensation expense	$37,273	$22,494	$5,968

The as adjusted information discussed below is illustrative only and will be adjusted based on the actual public offering price, the number of shares we sell in this offering and other final terms of this offering.

	As of December 31, 2014
	Actual	As Adjusted(1)(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$109,720	$241,390
Working capital	78,244	209,914
Total assets	220,645	352,315
Deferred revenue, current and long-term	81,175	81,175
Total stockholders’ equity	97,243	228,913

(1)	The as adjusted consolidated balance sheet data above gives effect to our receipt of the net proceeds from the sale by us in this offering of 3,000,000 shares of common stock at an assumed public offering price of $46.15 per share (the reported closing sale price of our common stock on the New York Stock Exchange on March 6, 2015) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee which is being deferred.
(2)	Each $1.00 increase or decrease in the assumed public offering price of $46.15 per share (the reported closing sale price of our common stock on the New York Stock Exchange on March 6, 2015), would increase or decrease our cash, cash equivalents and short-term investments, working capital, total assets and total stockholders’ equity by approximately $2.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below in addition to the information in the remainder of this prospectus or incorporated by reference, including subsequent periodic filings with the SEC before making an investment decision. The risks and uncertainties below and incorporated by reference into this prospectus are not the only ones related to our business, our common stock or the offering. Additional risks and uncertainties that are not presently known to us, of which we are unaware or that we currently believe are immaterial could become important factors that materially and adversely affect our business. If any of the following risks actually occurs, our business operations, financial condition, results of operations and prospects could be materially and adversely affected. The market price of our common stock could decline due to the materialization of any of these or other risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, we may not become profitable, and our revenue growth may not continue.

We have incurred net losses in each fiscal year since our inception, including net losses attributable to our stockholders of $7.4 million in 2012, $25.2 million in 2013 and $59.0 million in 2014. As a result, we had an accumulated deficit of $157.7 million at December 31, 2014. We may not become profitable in the future if we fail to increase revenue and manage our expenses, or if we incur unanticipated liabilities. Revenue growth may slow or revenue may decline for a number of possible reasons, including slowing demand for our products or services, increasing competition, a decrease in the growth of, or decline in, our overall market, or our failure to capitalize on growth opportunities or introduce new products and services. In addition, we have incurred, and anticipate that we will continue to incur, significant legal, accounting and other expenses relating to being a public company. If our revenues do not increase at a rate to proportionally offset these expected increases in operating expenses, our operating margins will suffer. Further, in future periods, our revenues could decline and, accordingly, we may not be able to achieve profitability and our losses may increase. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis. Any failure by us to achieve, maintain or increase profitability and continue our revenue growth could cause the price of our common stock to materially decline.

Our quarterly operating results are likely to vary significantly and to be unpredictable, which could cause the trading price of our stock to decline.

Our revenues and operating results could vary significantly from period to period as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. We may not be able to accurately predict our future revenues or results of operations. We base our current and future expense levels on our operating plans and sales forecasts, and our operating costs are relatively fixed in the short-term. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. In addition, we recognize revenues from sales to some customers or resellers when cash is received, which may be delayed because of issues with those customers or resellers. If our revenues or operating results fall below the expectations of investors or any securities analysts that cover our stock, the price of our common stock could decline substantially.

In addition to other risk factors listed in this section, factors that may individually or cumulatively affect our operating results from period to period include:

•	the level of demand for our products and services, and the timing of orders from our channel partners and end-user customers, whom we refer to in this prospectus as our customers;

•	the timing of sales and shipments of products during a quarter, which may depend on many factors such as inventory and logistics and our ability to ship new products on schedule and accurately forecast inventory requirements;

•	the mix of products sold, the mix of revenue between products and services, including subscription services, and the degree to which products and services are bundled and sold together for a package price;

•	the budgeting, procurement and work cycles of our customers, which may result in seasonal variation as our business and the market for solutions such as ours mature;

•	changes in customer renewal rates for our services;

•	general economic conditions, both domestically and in our foreign markets, and economic conditions specifically affecting industries in which our customers participate;

•	the timing of satisfying revenue recognition criteria for our sales, particularly where we accrue the associated commission expense in a different period, which may be affected by the mix of sales by our channel partners, the extent to which we bring on new resellers and distributors and establishing vendor-specific objective evidence of fair value (“VSOE”) for new products and maintaining VSOE for maintenance and services;

•	future accounting pronouncements or changes in our accounting policies; and

•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates, since a significant portion of our expenses are incurred and paid in the Israeli shekel and other currencies besides the U.S. dollar.

Reliance on a concentration of shipments at the end of the quarter could cause our revenue to fall below expected levels, resulting in a decline in our stock price.

Historically, we have received a significant majority of a quarter’s sales orders and generated a significant majority of a quarter’s revenue during the last two weeks of the quarter. The fact that so many orders arrive at the end of a quarter means that our revenue may move from one quarter to the next if we cannot fulfill all of the orders and satisfy all of the revenue recognition criteria under our accounting policies before the quarter ends.

This pattern is a result of customer buying habits and the efforts of our sales force and channel partners to meet or exceed quarterly quotas. If expected revenue at the end of any quarter is delayed because anticipated purchase orders fail to materialize, our logistics partners fail to ship products on time, we fail to manage our inventory properly, we fail to release new products on schedule, or for any other reason, then our revenue for that quarter could fall below our expectations or those of securities analysts and investors, resulting in a decline in our stock price.

We rely on third-party channel partners to generate a significant portion, and to fulfill a substantial majority, of our revenue, and if we fail to expand and manage our distribution channels, our revenues could decline and our growth prospects could suffer.

Historically our channel partners have originated more than 50%, and fulfilled approximately 85%, of our revenue, and we expect that channel sales will represent a substantial portion of our revenues for the foreseeable future. Our ability to expand our distribution channels depends in part on our ability to educate our channel partners about our products and services, which are often complex. Our agreements with our channel partners are generally non-exclusive and many of our channel partners have more established relationships with our competitors. If our channel partners choose to place greater emphasis on products and services of their own or those offered by our competitors, our ability to grow our business and sell our products may be adversely affected. If our channel partners do not effectively market and sell our products and services, or if they fail to meet the needs of our customers, then our ability to grow our business and sell our products may be adversely affected. The loss of one or more of our larger channel partners, who may cease marketing our products with limited or no notice, and our possible inability to replace them could adversely affect our sales. Our failure to recruit additional channel partners, or any reduction or delay in their sales of our products and services or conflicts between channel sales and our direct sales and marketing activities could materially and adversely affect our results of operations.

We face intense competition, especially from larger, better-known companies and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The market for cyber-security products is intensely competitive and we expect competition to intensify in the future. Our competitors include companies such as Akamai Technologies, Inc., F5 Networks, Inc., International Business Machines Corporation (“IBM”), the Intel Security group of Intel Corporation (“Intel”), Oracle Corporation (“Oracle”), Symantec Corporation and other point solution security vendors.

Many of our existing and potential competitors may have substantial competitive advantages such as:

•	greater name recognition and longer operating histories;

•	larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	broader, deeper or otherwise more well-established relationships with customers and potential customers;

•	broader distribution networks and more established relationships with distributors;

•	wider geographic presence;

•	access to larger customer bases;

•	greater customer support resources;

•	greater resources to make acquisitions;

•	greater resources to develop and introduce products that compete with our products;

•	lower labor and development costs; and

•	substantially greater financial, technical and other resources.

As a result, they may be able to adapt more quickly and effectively to new or emerging technologies and changing opportunities, standards or customer requirements. In addition, these companies could reduce the price of their competing products, resulting in intensified pricing pressures within the markets in which we compete. Further, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products in a manner that discourages customers from purchasing our products. Our competitors may offer a bundled product offering, and our customers may elect to accept this offering from our competitors, even if it has more limited functionality than our product offering, instead of adding the additional appliances required to implement our offering. The consolidation in our industry, such as IBM’s acquisition of Guardium, Inc., Oracle’s acquisition of Secerno, Ltd. and Intel’s acquisition of McAfee, Inc., increases the likelihood of competition based on integration or bundling, particularly where our competitors’ products and offerings are effectively integrated, and we believe that consolidation in our industry may increase the competitive pressures we face on all our products and services. If we are unable to sufficiently differentiate our products and services from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for those products or services, which would adversely affect our business, operating results and financial condition. Further, it is possible that continued industry consolidation may impact customers’ perceptions of the viability of smaller or even medium-sized software firms and consequently customers’ willingness to purchase from such firms. Similarly, if customers seek to concentrate their software purchases in the product portfolios of a few large providers, we may be at a competitive disadvantage notwithstanding the superior performance that we believe our products and services can deliver. Larger competitors are also often in a better position to withstand any significant reduction in capital spending by customers, and will therefore not be as susceptible to economic downturns.

Also, many of our smaller competitors that specialize in providing protection from a single type of cyber-security threat may deliver these specialized cyber-security products to the market more quickly than we can or may introduce innovative new products or enhancements before we do. Conditions in our markets could change rapidly and significantly as a result of technological advancements.

We may not compete successfully against our current or potential competitors. Companies competing with us may introduce products that have greater performance or functionality, are easier to implement or use, or incorporate technological advances that we have not yet developed or implemented. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. In addition, companies competing with us may price their products more competitively than ours, or have an entirely different pricing or distribution model. Increased competition could result in fewer customer orders, price reductions, reduced operating margins and loss of market share. Further, we may be required to make substantial additional investments in research, development, marketing and sales in order to respond to such competitive threats, and we cannot assure you that we will be able to compete successfully in the future.

We operate in an evolving market that has not yet reached widespread adoption and where new or existing technologies that may be perceived to address the risks in different ways could gain widespread adoption and supplant some or all of our products and services, making analysis of trends or predictions about our business difficult and potentially weakening our sales and our financial results.

We operate in a new, rapidly evolving categories in the security industry that focus on securing our customers’ business-critical data and applications. We offer database, file and web application security in an integrated, modular cyber-security solution. Because we depend in part on the market’s acceptance of our products and customers may choose to acquire technologies that are not directly comparable to ours, it is difficult to evaluate trends that may affect our business, including how large the cyber-security market will be and what products customers will adopt. For example, organizations that use other security products, such as network firewalls, security information and event management products or data loss prevention solutions, may believe that these security solutions sufficiently protect access to sensitive data. Therefore, they may continue to devote their IT security budgets to these products and may not adopt our cyber-security solutions in addition to such products. If customers do not recognize the benefits of our cyber-security solution offers in addition to other security products, then our revenue may not grow as anticipated or may decline, and our stock price could decline.

The introduction of products and services embodying new technologies could render some or all of our existing products and services obsolete or less attractive to customers. Other cyber-security technologies exist or could be developed in the future, and our business could be materially adversely affected if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. Currently less than 30% of our customers have purchased more than one of our product families. Even if customers purchase our products, they may not make repeat purchases or purchase other elements of our SecureSphere, Incapsula or Skyfence product lines, which may be exacerbated by the rapid evolution of our market. If we are unable to sell additional products from multiple product families to our customers, then our revenue may not grow as anticipated or may decline, and our stock price could decline. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our solutions even in light of new technologies, our business, financial condition and results of operations could be materially and adversely affected.

In addition, because of our rapidly evolving market, any predictions about our revenue in future periods may not be as accurate as they would be if we operated in a more established market.

If we do not successfully anticipate market needs and opportunities or changes in the legal, regulatory and industry standard landscape, make timely enhancements to our products and develop new products that meet those needs, we may not be able to compete effectively, and our ability to generate revenues will suffer.

The cyber-security market is characterized by rapid technological advances, changes in customer requirements, including changing customer requirements driven by legal, regulatory and self-regulatory compliance mandates, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. Customers and industry analysts expect speedy introduction of software and new functionality to respond to new threats, requirements and risks and we may be unable to meet these expectations. As a result, we must continually improve our products and introduce new solutions in response to changes in operating systems, application software, computer and communications hardware, networking software, data center architectures, programming tools and computer language technology. Moreover, the technology in our products is especially complex because it needs to effectively identify and respond to methods of attack and theft, while minimizing the impact on network, database, file system and web application performance. In addition, our products must successfully interoperate with products from other vendors.

We cannot guarantee that we will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner or at all. Since developing new products or new versions of, or add-ons to, existing products is complex, the timetable for their commercial release is difficult to predict and may vary from our historical experience, which could result in delays in their introduction from anticipated or announced release dates. We may not offer updates as rapidly as new threats affect our customers or our newly developed products or enhancements may have defects, errors or failures. If we do not quickly respond to the rapidly changing and rigorous needs of our customers by developing and introducing on a timely basis new and effective products, upgrades and services that can respond adequately to new security threats, our competitive position, business and growth prospects will be harmed.

Even if we are able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that we will be successful in developing sufficient market awareness of them or that such enhancements or new products will achieve widespread market acceptance. For example, while the majority of our current revenues are derived from the sales of our SecureSphere appliances, we are now offering cloud-based security services through Incapsula and Skyfence. The market for cloud-based security solutions is relatively new and it is uncertain whether Incapsula’s and Skyfence’s services will gain market acceptance. In addition, diversifying our product offerings will require significant investment and planning, will bring us more directly into competition with software providers that may be better established or have greater resources than we do, will require additional investments of time and resources in the development and training of our channel and strategic partners and will entail a significant risk of failure.

Further, one factor that drives demand for our products and services is the legal, regulatory and industry standard framework in which our customers operate, which we expect will continue for the foreseeable future. For example, many of our customers purchase our web application security products to help them comply with the security standards developed and maintained by the Payment Card Industry Security Standards Council (the “PCI Council”), which apply to companies that process or store credit card information. Laws, regulations and industry standards are subject to drastic changes that, particularly in the case of industry standards, may arrive with little or no notice, and these could either help or hurt the demand for our products. If we are unable to adapt our products and services to changing regulatory standards in a timely manner, or if our products fail to assist our customers with their compliance initiatives, our customers may lose confidence in our products and could switch to competing solutions. In addition, if regulations and standards related to cyber-security are changed in a manner that makes them less onerous, our customers may view government and industry regulatory compliance as less critical to their businesses, and our customers may purchase fewer of our products and services, or none at all. In either case, our sales and financial results would suffer.

Real or perceived errors, failures or bugs in our products, particularly those that result in our customers experiencing security breaches, could adversely affect our reputation, and our business could be harmed.

Our products and services are very complex and have contained and may contain undetected defects or errors, especially when first introduced or when new versions are released. Defects in our products may impede or block network traffic or cause our products or services to fail to help secure business-critical data and applications. Defects in our products may lead to product returns and require us to implement design changes or software updates.

Any defects or errors in our products, or the perception of such defects or errors, could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or channel partners;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new products or services;

•	negative publicity, which will harm our reputation;

•	warranty claims against us, which could result in an increase in our provision for doubtful accounts;

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation; and

•	harm to our results of operations.

Data thieves are sophisticated, often affiliated with organized crime and operate large scale and complex automated attacks. In addition, their techniques change frequently and generally are not recognized until launched against a target. If we fail to identify and respond to new and complex methods of attack and to update our products to detect or prevent such threats in time to protect our customers’ business-critical data and applications, our business and reputation will suffer.

In addition, many of our customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. An actual or perceived security breach or theft of the business-critical data of one of our customers, regardless of whether the breach is attributable to the failure of our products or services, could adversely affect the market’s perception of our security products. Despite our best efforts, there is no guarantee that our products will be free of flaws or vulnerabilities, and, even if we discover these weaknesses, we may be unable to correct them promptly, if at all. Our customers may also misuse our products, which could result in a breach or theft of business-critical data.

Although we have limitation of liability provisions in our standard terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. The sale and support of our products also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover all claims asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

False detection of security breaches or false identification of malicious sources could adversely affect our business.

Our cyber-security products may falsely detect threats that do not actually exist. For example, our ThreatRadar Reputation Services product relies on information on attack sources aggregated from third-party data providers who monitor global malicious activity originating from anonymous proxies, specific IP addresses, botnets and phishing sites. If the information from these data providers is inaccurate, the potential for false positives increases. These false positives, while typical in the industry, may affect the perceived reliability of our products and may therefore adversely impact market acceptance of our products. If our products and services restrict access to important databases, files or applications based on falsely identifying users or traffic as an attack or otherwise unauthorized, then our customers’ businesses could be adversely effected. Any such false identification of users or traffic could result in negative publicity, loss of customers and sales, increased costs to remedy any problem and costly litigation.

Our success in acquiring and integrating other businesses, products or technologies could impact our financial position.

In order to remain competitive, we may seek to acquire additional businesses, products or technologies, any of which could be material to our business, operating results and financial condition. For example, we acquired assets from Tomium Software, LLC in January 2014, acquired Skyfence Networks Ltd. (“Skyfence”) in February 2014 and acquired the remaining portion of Incapsula that we did not already own in March 2014. The environment for acquisitions in the markets in which we operate is very competitive and acquisition candidate purchase prices will likely exceed what we would prefer to pay, but may be required to pay in order to make an acquisition. Furthermore, we may not find suitable acquisition candidates, and acquisitions we complete may be difficult to successfully integrate into our overall business. Achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technology in a timely and cost-effective manner.

Acquisitions involve many risks, including the following:

•	an acquisition may negatively impact our results of operations because it:

•	may require us to incur charges and substantial debt or liabilities,

•	may cause adverse tax consequences, substantial depreciation or deferred compensation charges,

•	may result in acquired in-process research and development expenses or in the future may require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or

•	may not generate sufficient financial return to offset acquisition costs;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition and integration process is complex, expensive and time consuming, and may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products; and

•	we may obtain unanticipated or unknown liabilities or become exposed to unanticipated risks in connection with any acquisition;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience.

If we are unable to effectively execute acquisitions, our business, financial condition and results of operations could be adversely affected.

Delays or interruptions in the manufacturing and delivery of SecureSphere appliances by our sole source manufacturer may harm our business.

Our hardware appliances are built by a single manufacturer. Our reliance on a sole manufacturer, particularly a foreign manufacturer, involves several risks, including a potential inability to obtain an adequate supply of appliances and limited control over pricing, quality and timely delivery of products. In addition, replacing this manufacturer may be difficult and could result in an inability or delay in obtaining products. As a result, we may be unable to fulfill customer orders and our operating results may fluctuate from period to period, particularly if a disruption occurs near the end of a fiscal period.

Our manufacturer’s ability to timely manufacture and ship our appliances in large quantities depends on a variety of factors. The manufacturer relies on a limited number of sources for the supply of functional components, such as semiconductors, printed circuit boards and hard disk drives. Functional component supply shortages or delays could prevent or delay the manufacture and shipment of our appliances and, in the event of shortages or delays, we may not be able to procure alternative components on similar pricing terms, if at all. In addition, contractual restrictions or claims for infringement of intellectual property rights may restrict our manufacturer’s use of certain components. These restrictions or claims may require our manufacturer to utilize alternative components or obtain additional licenses or technologies, and may impede its ability to manufacture and deliver appliances on a timely or cost-effective basis. If at some point, the manufacturer is no longer financially viable, we may lose our source of supply with little or no notice or recourse. Further, even if quality products are timely manufactured, delays in shipping may occur, resulting in delayed satisfaction of a primary revenue recognition criterion.

In the event of an interruption from this manufacturer or any quality control issues with this manufacturer, we may be unable to develop alternate or secondary sources in a timely manner. If we are unable to procure our appliances in quantities sufficient to meet our requirements, we will not be able to deliver products to our channel partners and customers, which would materially and adversely affect present and future sales.

A failure to manage excess inventories or inventory shortages could result in decreased revenue and gross margins and harm our business.

We purchase products from our manufacturing partner outside of, and in advance of, reseller or customer orders and hold our products in inventory. If we fail to accurately predict demand and as a result our manufacturer maintains insufficient hardware or component inventory or excess inventory, we may be unable to timely deliver products to our distributors or customers or may have substantial inventory expense. Because our channel partners do not purchase our products in advance of customer orders, our difficulty in accurately forecasting demand for our hardware products may be exacerbated. There is a risk we may incorrectly forecast demand and may be unable to sell excess products ordered from our manufacturing partner. Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have an adverse effect on our financial condition and results of operations.

Conversely, if we underestimate demand for our products or if our manufacturing partner fails to supply products we require in a timely manner, we may experience inventory shortages. Inventory shortages might delay shipments to resellers, distributors and customers or cause us to lose sales. Further, as the size of individual orders increases, the risk that we may be unable to deliver unforecasted orders also increases, particularly near the end of quarterly periods. These shortages may diminish the loyalty of our channel partners or customers.

The difficulty in forecasting demand also makes it difficult to estimate our future financial condition and results of operations from period to period. A failure to accurately predict the level of demand for our products could adversely affect our net revenues and net income, and we are unlikely to forecast such effects with any certainty in advance.

We have operations outside of the United States and a significant portion of our customers and suppliers are located outside of the United States, which subjects us to a number of risks associated with conducting international operations.

We market and sell our products throughout the world and have personnel in many parts of the world. In addition, we have sales offices and research and development facilities outside the United States and we conduct, and expect to continue to conduct, a significant amount of our business with companies that are located outside the United States, particularly in Israel, Asia and Europe. We also source our components for our products from various geographical regions and ship components from a foreign production facility. Therefore, we are subject to risks associated with having international sales and worldwide operations, including:

•	challenges caused by distance, language, cultural differences and the competitive environment;

•	multiple and conflicting laws and regulations, including complications due to unexpected changes in these laws and regulations;

•	trade and foreign exchange restrictions;

•	foreign currency exchange fluctuations and foreign exchange controls;

•	economic, social or political instability in foreign markets;

•	greater difficulty in enforcing contracts, accounts receivable collection and longer collection periods;

•	changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations or relationships with channel partners;

•	the uncertainty and limitation of protection for intellectual property rights in some countries;

•	costs of complying with U.S. and foreign laws and regulations, including import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our products in certain foreign markets, and the risks and costs of non-compliance or complaints of non-compliance;

•	heightened risks of unfair or corrupt business practices, actual or claimed, in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

•	the potential that our operations in the U.S. may limit the acceptability of our products to some foreign governments, and vice versa;

•	the potential for acts of terrorism, hostilities or war;

•	management communication and integration problems resulting from cultural differences and geographic dispersion; and

•	multiple and possibly overlapping tax structures.

Our product and service sales may be subject to foreign governmental regulations, which vary substantially from country to country and change from time to time. Failure to comply with these regulations could adversely affect our business. Violations of laws or key control policies by our employees, contractors, channel partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our products and services and could have a material adverse effect on our business and results of operations.

A portion of our revenue is generated by sales to government entities and such sales are subject to a number of challenges and risks.

Sales to U.S. and foreign federal, state and local governmental agency customers accounted for approximately 11% of our bookings for the year ended December 31, 2012, 13% of our bookings for the year ended December 31 2013 and 15% of our bookings for the year ended December 31, 2014, and we may in the future increase sales to government entities. Sales into government entities are subject to a number of risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that we will complete a sale. Accordingly:

•	changes in fiscal or contracting policies or decreases and uncertainties in available government funding;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security issues; and

•	potential delays or changes in the government appropriations process, including actions such as spending freezes implemented to address political or fiscal policy concerns,

could cause governments and governmental agencies to delay or refrain from purchasing our products and services in the future or otherwise have an adverse effect on our business, financial condition and results of operations.

Most of our sales to government entities have been made indirectly through our channel partners. Government entities may have contractual or other legal rights to terminate contracts with our distributors and resellers for convenience or due to a default, and any such termination may adversely impact our results of operations.

In addition, for purchases by the U.S. federal government, we must comply with laws and regulations relating to U.S. federal government contracting, which affect how we and our channel partners do business in connection with U.S. federal agencies. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, termination of contracts and suspension or debarment from government contracting for a period of time. Any such damages, penalties, disruption or limitation in our ability to do business with the U.S. federal government may adversely impact our results of operations.

Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.

As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations, deal with and make sales to governmental customers in countries known to experience corruption, particularly certain emerging countries in Africa, East Asia, Eastern Europe, South America and the Middle East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or channel partners that could be in violation of various anti-corruption laws, even though these parties may not be under our control. While we have implemented safeguards to prevent these practices by our employees, consultants, sales agents and channel partners, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or channel partners may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We rely significantly on revenue from maintenance and support which may decline and, because we recognize revenue from such services over the term of the relevant service period, downturns or upturns in sales are not immediately reflected in full in our operating results.

Our maintenance and support revenue accounted for 32% of our total revenue for 2012, 32% of our total revenue for year ended December 31, 2013 and 33% of our total revenue for 2014. Sales of new maintenance and support contracts or renewal of such services contracts may decline or fluctuate as a result of a number of factors, including customers’ level of satisfaction with our products and services, the prices of our products and services, the prices of products and services offered by our competitors or reductions in our customers’ spending levels. If our sales of new or renewal services contracts decline, our revenue or revenue growth may decline and our business will suffer. In addition, we recognize service revenue ratably over the term of the relevant service period, which is typically one to three years but has been as long as five years. As a result, much of the revenue we report each quarter is the recognition of deferred revenue from services contracts entered into during previous quarters. Consequently, a decline in new or renewal services contracts in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in new or renewed sales of our services would not be reflected in full in our results of operations until future periods.

If we are unable to increase sales to larger customers, our results of operations may suffer.

We continuously seek to increase sales of our products to large enterprises, MSSPs, cloud hosting providers and government entities. Sales to large enterprises, MSSPs, cloud hosting providers and government entities involve risks that may not be present, or are present to a lesser extent, in sales to small to mid-sized entities. These risks include:

•	preexisting relationships with larger, entrenched providers of security solutions who have access to key decision makers within the organization and who also have the ability to bundle competing products with a broader product offering;

•	increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us;

•	more stringent requirements in our support service contracts, including stricter support response times, and increased penalties for any failure to meet support requirements; and

•	longer sales cycles, including lengthening of sales cycles due to competitive pressures or the evaluation by customers of both our cloud security solutions from Incapsula and our on-premise products as potential alternatives, and the associated risk that substantial time and resources may be spent on a potential customer who elects not to purchase our products and services.

In addition, product purchases by large enterprises, MSSPs, cloud hosting providers and government entities are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. Further, large enterprises, MSSPs, cloud hosting providers and government entities typically have longer implementation cycles; require greater product functionality and scalability and a broader range of services; demand that vendors take on a larger share of risks; sometimes require acceptance provisions that can lead to a delay in revenue recognition; and expect greater payment flexibility from vendors. Additionally, the ongoing increase in the number of security vendors competing for these entities business, who in some cases use overlapping or confusing messaging, may combine with these factors to extend the sales cycles for our products and services. All these factors can add risk to doing business with these customers. If our sales expectations for large customers do not materialize in a particular quarter or at all, then our business, financial condition and results of operations could be materially and adversely affected.

If our existing and potential customers migrate to hosted, cloud-based data centers that do not deploy our products, our revenues could suffer.

The majority of our current sales are made through a model in which our channel partners sell our cyber-security solutions to large enterprise customers that operate their own data centers and have the ability to choose the cyber-security solutions and configurations to fit their environment. If our large enterprise customers and potential customers choose to outsource the hosting of their data centers to large, multi-tenancy hosting providers like Rackspace Hosting, Inc., Amazon Web Services (“AWS”) and Savvis, Inc., they may not be able to choose what cyber-security solutions are deployed in these hosted environments, and our current sales model may not be effective. Although we work with large hosting services providers, like Rackspace Hosting, Inc., AWS and Savvis, Inc., to integrate our cyber-security solutions into their hosting environments so that our solutions may be offered to their hosting customers, we cannot guarantee that all such hosting service providers will adopt our solutions, offer them as a choice to their customers or promote our solutions over those of our competitors. Even if these large hosting services providers integrate our cyber-security solutions into their hosting environments and promote our solutions, they may be able to negotiate larger discounts than individual enterprise customers and, consequently, the average selling price of our products may decrease and our revenue would suffer. Alternatively, they may offer services based on our competitors’ products at lower cost or bundled with other services that we do not offer, and their customers may choose those services even if they would otherwise chose our products if making a decision on a stand-alone basis.

If our customers are not satisfied with our technical support or professional services, they may choose not to purchase our products and services or to renew maintenance contracts, either of which would adversely impact our business and results of operations.

Our business relies on our customers’ satisfaction with the technical support and professional consulting services we provide to support our products. If we fail to provide technical support services that are responsive, satisfy our customers’ expectations and resolve issues that they encounter with our products and services, then they may elect not to purchase or renew annual maintenance and support contracts and they may choose not to purchase additional products and services from us. Accordingly, our failure to provide satisfactory technical support or professional services could have a material and adverse effect on our business and results of operations.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

Our functional and reporting currency is the U.S. dollar and we generate a majority of our revenue in U.S. dollars. However, in 2012, 2013 and 2014, we incurred approximately 41%, 37% and 32%, respectively, of our expenses outside of the United States in foreign currencies, primarily the Israeli shekel, principally with respect to salaries and related personnel expenses associated with our Israeli operations. The exchange rate between the U.S. dollar and foreign currencies has fluctuated substantially in recent years and may continue to fluctuate substantially in the future. We expect that a majority of our revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in Israeli shekels. Our results of operations may be adversely affected by foreign exchange fluctuations.

We use forward foreign exchange contracts to hedge or mitigate the effect of changes in foreign exchange rates on our operating expenses denominated in certain foreign currencies. However, this strategy cannot eliminate our exposure to foreign exchange rate fluctuations and involves costs and risks of its own, such as cash expenditures, ongoing management time and expertise, external costs to implement the strategy and potential accounting implications. Additionally, our hedging activities may contribute to increased losses as a result of volatility in foreign currency markets.

Our business and operations have experienced rapid growth, and if we do not appropriately manage any future growth, or are unable to improve our systems and processes, our operating results will be negatively affected.

We have experienced rapid growth over the last several years. For example, we grew from 474 employees as of December 31, 2012, to 580 employees as of December 31, 2013 and then to 723 employees as of December 31, 2014. This growth has placed, and will continue to place, a strain on our employees, management systems and other resources. Managing our growth has required, and will continue to require, significant expenditures and allocation of valuable management resources. We rely heavily on information technology systems to help manage critical functions, such as order processing, revenue recognition, financial forecasts and inventory and supply chain management. To manage any future growth effectively, we must continue to improve our information technology and financial infrastructure, operating and administrative systems and controls, and continue to manage headcount, capital and processes in an efficient manner. We may not be able to successfully implement improvements to these systems and processes in a timely manner.

In addition, we rely heavily on hosted, SaaS technologies from third parties in order to operate critical functions of our business, including enterprise resource planning services from NetSuite Inc. and customer relationship management services from salesforce.com, inc. If these services become unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices, our expenses could increase, our ability to manage our finances could be interrupted and our processes for managing sales of our products and services and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and integrated; all of which could harm our business.

Also, our systems and processes may not prevent or detect all errors, omissions or fraud. Our failure to improve our systems and processes, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to accurately forecast our revenue, expenses and earnings, or to prevent certain losses. Our productivity and the quality of our products and services may also be adversely affected if we do not integrate and train our new employees quickly and effectively. Any future growth would add complexity to our organization and require effective coordination across our organization. If we fail to achieve the necessary level of efficiency in our organization as it grows or otherwise fail to manage any future growth effectively, we could incur increased costs, and experience a loss of customer and investor confidence in our internal systems and processes, any of which could result in harm to our business, results of operations and financial condition.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

Patent and other intellectual property disputes are common in the IT security industry. Some companies in the IT security industry, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. This disparity between our patent portfolio and the patent portfolios of our most significant competitors may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses. In addition, there are also patent holding companies or other patent owners who are solely or primarily in the business of building portfolios of patents and asserting them against operating companies, often with little merit, and who have no relevant product revenues and against whom potential assertions our patents (and potential patents) may provide little or no deterrence. Third parties have asserted and may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. For example, in May 2010, F5 Networks, Inc., an IT infrastructure company that competes with us in the web application firewall market, filed a lawsuit against us alleging patent infringement. In June 2010, we filed a counterclaim alleging patent infringement by F5 Networks, Inc. In February 2011, we entered into a settlement and license agreement with F5 Networks, Inc., which dismissed the litigation. Third parties may also assert such claims against our customers or channel partners whom we typically indemnify against claims that our products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. As the numbers of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or have divulged proprietary or other confidential information.

We cannot assure you that we are not infringing or otherwise violating any third-party intellectual property rights. Further, any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could be asserted against us, cause us to incur substantial costs defending against the claim and could distract our management from our business. An adverse outcome of a dispute may require us to pay substantial damages, including treble damages, if we are found to have willfully infringed a third party’s patents or copyrights; cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to attempt to redesign our products or services or otherwise to develop non-infringing technology, which may not be successful; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights; and indemnify our customers and partners. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, or may require significant royalty payments and other expenditures. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Any of these events could seriously harm our business, financial condition and results of operations.

We rely on the availability of licenses to third-party software and other intellectual property, the loss of which could increase our costs and delay software shipments.

Many of our products and services include software or other intellectual property licensed from third parties, and we also use software and other intellectual property licensed from third parties in our business. This exposes us to risks over which we may have little or no control. For example, a licensor may have errors or defects in its products that harm our business, may have difficulties keeping up with technological changes or may stop supporting the software or other intellectual property that it licenses to us. Also, it will be necessary in the future to renew licenses, expand the scope of existing licenses or seek new licenses, relating to various aspects of these products and services, or otherwise relating to our business, which may result in increased license fees. In addition, a direct or indirect licensor may assert that we or our customers are in breach of the terms of a license, which could, among other things, give such licensor the right to terminate a license or seek damages from us, or both. Moreover, the inclusion in our products and services of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our products from those of our competitors.

Licensed software may not continue to be available on commercially reasonable terms, or at all. While we believe that there are currently adequate replacements for third-party software, any loss of the right to use any of this software could result in delays in producing or delivering our software until equivalent technology is identified and integrated, which delays could harm our business. Our business would be disrupted if any of the software we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to either redesign our products to function with software available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in our product shipments and the release of new product offerings. Furthermore, we might be forced to limit the features available in our current or future products. If we fail to maintain or renegotiate any of these software licenses, we could face significant delays and diversion of resources in attempting to license and integrate a functional equivalent of the software. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Some of our products contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Certain of our products are distributed with software licensed under “open source” licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license these modifications or derivative works under the terms of a particular open source license or subject to certain license requirements. If we combine our proprietary software with open source software in a certain manner, we could, under certain provisions of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, usage of open source software can subject us to greater risks than use of third-party commercial software, as licensors of open source software generally do not provide warranties or any indemnification for infringement of third-party intellectual property rights. We have established processes to help alleviate these risks, including a review process for screening requests from our development organization for the use of open source software, but we cannot be sure that all open source software is submitted for approval prior to use in our products. In addition, open source license terms may be ambiguous and many of the risks associated with use of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we might be required to re-engineer our products, to release proprietary source code, to discontinue the sale of our products in the event re-engineering could not be accomplished on a timely basis or to take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition. Disclosing the source code of our proprietary software could make it easier for malicious third parties to discover vulnerabilities in our cyber-security products and allow our competitors to create similar products with decreased development effort and time. Any of these events could have a material adverse effect on our reputation, business, financial condition and results of operations.

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information. We attempt to protect our intellectual property under patent, trademark, copyright and trade secret laws, and through a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expenses. Any of our patents, copyrights, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We had 15 issued patents and 11 patent applications pending as of December 31, 2014 in the United States. Our issued patents, which are limited in number compared to some of our competitors, may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted at all. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, for strategic and other reasons we may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. Even if issued, there can be no assurance that our patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, enabling other companies to better develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing, or in some cases not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to make the inventions claimed in our issued patents or pending patent applications or otherwise used in our products, that we were the first to file for protection in our patent applications, or that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented products or technology. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results and financial condition.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our Israeli employees, which could result in litigation and adversely affect our business.

We have entered into assignment of invention agreements with our Israeli employees pursuant to which such individuals agree to assign to us all rights to any inventions created in the scope of their employment or engagement with us. A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patents Law, 5727-1967 (the “Patents Law”), inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patents Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patents Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Recent decisions by the Committee have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the Committee has not yet determined the method for calculating this Committee-enforced remuneration. Although our Israeli employees have agreed to assign to us service invention rights, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former Israeli employees, or be forced to litigate such claims, which could negatively affect our business.

Confidentiality agreements with partners, employees, consultants and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology, processes and methods, we rely in part on confidentiality agreements and other restrictions with our customers, partners, employees, consultants and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Despite our efforts to protect our proprietary technology, processes and methods, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. We may be unable to determine the extent of any unauthorized use or infringement of our products, technologies or intellectual property rights. In addition, others may independently develop identical or substantially similar technology and in these cases we would not be able to assert any trade secret rights against those parties. Moreover, policing unauthorized use of our technologies, products and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Our business activities are subject to various restrictions under U.S. export controls and trade and economic sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). If we fail to comply with these laws and regulations, we could be subject to civil or criminal penalties and reputational harm. U.S. export control laws and economic sanctions laws also prohibit certain transactions with U.S. embargoed or sanctioned countries, governments, persons and entities.

Many of our products incorporate encryption technology and may be exported outside the U.S. only if we obtain an export license or qualify for an export license exception. Compliance with applicable regulatory requirements regarding the export of our products may prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export of our products to some countries altogether. Further, various countries regulate the import of encryption technology and appliance-

based products and have enacted laws that could limit our ability to distribute products, could create delays in the introduction of our products in those countries or could limit our customers’ ability to implement our products in those countries.

Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products to U.S. embargoed or sanctioned countries, governments and persons. While we and our channel partners take precautions to prevent our products from being shipped to, downloaded or accessed by U.S. sanctions targets, our products could be shipped to, downloaded or accessed by persons located in countries that are the subject of U.S. embargoes despite our efforts. Any such shipment or access could have negative consequences, including government investigations, penalties and reputational harm. We have recently discovered that some of our free downloadable software evaluation products may have been downloaded by a limited number of persons located in countries that are the subject of U.S. embargoes. We have terminated the unauthorized accounts, filed an initial disclosure with the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”) and with OFAC on March 6, 2015, and are in the process of further assessing the issue and implementing new screening measures designed to prevent users in embargoed countries and prohibited persons from purchasing, downloading or accessing our free downloadable evaluation software or other products or services. BIS and OFAC have not yet responded to our voluntary disclosures and we cannot predict when the agencies will complete their review and determine whether any violations occurred. While BIS and OFAC could decide not to impose penalties and only issue a no action or cautionary letter, we could face civil and criminal penalties and may suffer reputational harm if we are found to have violated U.S. sanctions or export control laws. Even though we take precautions to prevent transactions with U.S. sanctions targets, any such measures, or any new measures we may implement in the future, may be ineffective. As a result, there is risk that in the future we could provide our products to or permit our products to be downloaded or accessed by such targets despite these precautions. This could result in negative consequences to us, including government investigations, penalties and reputational harm.

In the future, there may be changes in our products or changes in export and import regulations or economic sanctions. Similarly there may be shifts in the enforcement or scope of existing regulations or restrictions or changes in the countries, governments, persons or technologies targeted by such regulations and restrictions. Such changes and shifts may create delays in the introduction and sale of our products in international markets, could result in decreased use of our products or, in some cases, prevent the sale of our products to certain countries, governments or persons altogether, including by current customers or potential customers. Any such limitation, delay, restriction or reduction could adversely affect our business, financial condition, results of operations and prospects.

Conditions in Israel may limit our ability to develop and sell our products. This could result in a decline in revenues.

Our principal research and development facilities are located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of civil unrest, and a number of state and non-state actors have publicly committed to its destruction. Political, economic and military conditions in Israel could directly affect our operations. We could be adversely affected by any major hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. Any on-going or future violence between Israel and the Palestinians, including a resumption of the recent conflict in Gaza, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms, firms with large Israeli operations and others doing business with Israel and Israeli companies. In addition, such boycott, restrictive laws, policies or practices may change over time in unpredictable ways, and could, individually or in the aggregate, have a material adverse effect on our business in the future.

Some of our employees in Israel, including one of our executive officers, are obligated to perform annual military reserve duty in the Israel Defense Forces, depending on their age and position in the armed forces. Furthermore, they may be called to active reserve duty at any time under emergency circumstances for extended periods of time. For example, in 2013, approximately 57 of our employees in Israel were called for active reserve duty, each serving for an average of approximately two weeks. Our operations could be disrupted by the absence, for a significant period, of one or more of our executive officers or key employees due to military service, and any significant disruption in our operations could harm our business.

If we are unable to hire, retain and motivate qualified personnel, our business would suffer.

We depend on the continued contributions of our senior management and other key employees to execute on our business plan, and to identify and pursue new opportunities and product innovations. The loss of services of senior management or other key employees, particularly Anthony Bettencourt, our President and Chief Executive Officer, and Amichai Shulman, one of our founders and our Chief Technology Officer, could significantly delay or prevent the achievement of our development and strategic objectives.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled technical, managerial, finance and other personnel, particularly in our sales and marketing, research and development and professional service departments. Any of our employees may terminate their employment at any time. Competition for highly skilled personnel is frequently intense, globally for sales personnel, as well as in the San Francisco Bay Area and in Tel Aviv, Israel, the locations in which we have a substantial presence and need for highly-skilled personnel. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business will suffer.

Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Employees may be more likely to leave us if the shares or RSUs they hold have declined in value or if the exercise prices of the options that they hold exceed the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition will be harmed.

Our internal network system and website may be subject to intentional disruption that could adversely impact our reputation and future sales.

Because we are a leading provider of cyber-security products, “hackers” and others may try to access our data or compromise our systems. Similarly, experienced computer programmers may attempt to penetrate our network security or the security of our website and cause interruptions of our services. Because the techniques used by such computer programmers to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. The theft and/or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an event could adversely affect our competitive position, reputation, brand and future sales of our products, and could impair our ability to operate our business, including our ability to provide subscription or maintenance and support services to our customers. We could suffer monetary and other losses and reputational harm in the event of such incidents.

Outages, interruptions or delays in hosting services could impair the delivery of our cloud-based security services and harm our business.

We operate infrastructure that supports our ThreatRadar and Security Operations Center services and use third-party hosting facilities for certain ThreatRadar services. Despite precautions taken within our own internal network and at these third-party facilities, the occurrence of a natural disaster or an act of terrorism or other unanticipated problems could result in lengthy interruptions in our services.

The cloud-based security services that we provide through our majority-owned subsidiary, Incapsula, are operated from a network of third-party facilities that host the software and systems that operate these security services. Any damage to, or failure of, our internal systems or systems at third-party hosting facilities could result in outages or interruptions in our cloud-based services. Outages or interruptions in our cloud-based security services may cause our customers and potential customers to believe our cloud-based security services are unreliable, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers, ultimately harming our business and revenue.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could adversely affect our results.

We are subject to income taxation in the United States and numerous foreign jurisdictions. Determining our provision for income taxes requires significant management judgment. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We are subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on our operating results and cash flows.

Significant judgment is required to determine the recognition and measurement attributes prescribed in Accounting Standards Codification (“ASC”) 740-25 (formerly referred to as Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”). In addition, ASC 740-25 applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital. In addition, we are subject to the continuous examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our results of operations.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by manmade problems such as terrorism.

A significant natural disaster, such as an earthquake, fire or a flood, or a significant power outage could have a material adverse impact on our business, financial condition and results of operations. Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity, on land reclaimed from the bay that is susceptible to high liquefaction risk in the event of an earthquake. In addition, natural disasters could affect our manufacturing vendors or logistics providers’ ability to perform services such as manufacturing products on a timely basis and assisting with shipments on a timely basis. In the event our service providers’ information technology systems or manufacturing or logistics abilities are hindered by any of the events discussed above, shipments could be delayed, resulting in missing financial targets, such as revenue and shipment targets, for a particular quarter. Further, if a natural disaster occurs in a region from which we derive a significant portion of our revenue, customers in that region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. In addition, acts of terrorism could cause disruptions in our business or the business of our manufacturer, logistics providers, partners, customers or the economy as a whole. Given our typical concentration of sales at each quarter end, any disruption in the business of our manufacturer, logistics providers, partners or customers that impacts sales at the end of our quarter could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be augmented if the business continuity plans for us and our suppliers prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our products, our business, financial condition and results of operations would be adversely affected.

Risks Related to Ownership of our Common Stock and this Offering

Market volatility may affect our stock price and the value of your investment

The trading prices of the securities of technology companies generally, and of our stock in particular, have been highly volatile. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new products, services or technologies, commercial relationships, acquisitions, strategic partnerships, joint ventures, capital commitments or other events by us or our competitors;

•	fluctuations in operating performance and in stock market prices and trading volumes of securities of other technology companies generally, or those in our industry in particular;

•	general market conditions and overall price and volume fluctuations in U.S. equity markets;

•	actual or anticipated variations in our operating results, or the operating results of our competitors;

•	the financial and other projections we may provide to the public, any changes in these projections or our failure to meet these projections or changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	failure of securities analysts to maintain coverage of us, changes in financial or other estimates by any securities analysts who follow us, or our failure to meet these estimates or the expectations of our investors;

•	ratings or other changes by any securities analysts who follow our company or our industry;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	rumors and market speculation involving Imperva or other companies in our industry; and

•	lawsuits threatened or filed against us and changing legal or regulatory developments in the United States and other countries.

In addition, the stock market in general, and the New York Stock Exchange in particular, have experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations or factors affecting us more specifically may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock.

We face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We are currently and may in the future become subject to claims and litigation alleging violations of the securities laws or similar claims, which could harm our business and require us to incur significant costs. For example, on April 11, 2014, a purported stockholder class action lawsuit was filed in the United States District Court for the Northern District of California against us and certain of our officers alleging that defendants made false and misleading statements and purporting to assert claims for violations of the federal securities laws, and seeking unspecified compensatory damages and other relief. In addition, on June 27, 2014, we (as a nominal defendant), along with certain of our directors and officers, were named in purported derivative litigation filed in the Court of Chancery in the State of Delaware. Regardless of the outcome, these matters or future litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

If we fail to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the New York Stock Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place strains on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC’s rules and forms. Our current controls and any new controls that we develop may become inadequate because of changes in conditions, and the degree of compliance with the policies or procedures may deteriorate. In addition, weaknesses in our internal controls over financial reporting may be discovered in the future. Our filings with the SEC are subject to periodic review by the SEC, and our auditors are subject to periodic inspection by the Public Company Accounting Oversight Board. Any failure to maintain effective controls over financial reporting, any difficulties encountered in the implementation of additional controls or the improvement of existing controls, or any issues that emerge as a result of regulatory review, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a revision or restatement of our prior period financial statements. Any failure to maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in our annual reports filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

For example, in connection with the review of our unaudited interim condensed consolidated financial statements in our Form 10-Q filed with the SEC on November 7, 2014, management, including our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of our disclosure controls and procedures as of September 30, 2014. Based on that assessment, management concluded that our disclosure controls and procedures were not effective as of September 30, 2014 because of a material weakness in internal control over financial reporting related to insufficient oversight and review controls to ensure the proper determination of stock-based compensation expense for certain complex equity awards that were not issued in the ordinary course. While this control deficiency was remediated, we cannot assure you that additional material weaknesses in our internal control over financial reporting will not be identified in the future.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources and provide significant management oversight, which involve substantial accounting-related costs. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to continue to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange.

We also have implemented elements of a disaster recovery/business continuity plan for our accounting and related information technology systems but we have not yet implemented a complete disaster recovery/business continuity plan. If the elements that we have developed and plan to develop in the future prove inadequate in the circumstances of a particular disaster or other business continuity event our ability to maintain timely accounting and reporting may be materially impaired.

Our management will have broad discretion over the use of the net proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management may not apply the net proceeds from this offering in ways that increase the value of your investment. Except as described in the section of this prospectus captioned “Use of Proceeds,” we have not allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds from this offering, we plan to invest them, and these investments may not yield a favorable rate of return or may lose value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our industry. If we do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the value of their stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and amended and restated bylaws may delay or prevent an acquisition of us or a change in our management. These provisions include:

•	authorizing “blank check” preferred stock, which could be issued by the board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock, which would increase the number of outstanding shares and could thwart a takeover attempt;

•	a classified board of directors whose members can be dismissed only for cause;

•	the prohibition on actions by written consent of our stockholders;

•	the limitation on who may call a special meeting of stockholders;

•	the establishment of advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	the requirement that at least 75% of our outstanding capital stock must approve any amendment of the foregoing second through fifth provisions.

In addition, because we are incorporated in Delaware, we are governed by the provisions of the anti-takeover provisions of the Delaware General Corporation Law, which may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our ability to use our net operating loss carryforwards may be subject to limitations and may result in increased future tax liability to us.

Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal and applicable state income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended, has occurred after each of our previous private placements of preferred stock or after the issuance of shares of common stock in connection with our initial public offering, or whether an ownership change may occur in connection with this offering. In the event we have undergone an ownership change under Section 382, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability to us.

Substantial future sales of shares of our common stock, or the perception that they might occur, could cause the market price of our common stock to decline and may dilute your voting power and your ownership interest in us.

The market price of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, employees and significant stockholders, a large number of shares of our common stock becoming available for sale, or the perception in the market that holders of a large number of shares intend to sell their shares. Based on the number of shares of common stock outstanding as of December 31, 2014, upon the closing of this offering, we will have 29,895,480 shares of our common stock outstanding (or 30,345,480 shares of common stock if the underwriters exercise in full their option to purchase additional shares from us). The shares of our common stock being sold in this offering may be resold immediately in the public market unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

Subject to certain exceptions described under the caption “Underwriters,” we, our directors and executive officers and their affiliates, who together beneficially owned approximately 4.0 million shares of our common stock as of December 31, 2014, have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of Morgan Stanley & Co. LLC for a period of 75 days from the date of this prospectus. Morgan Stanley & Co. LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements prior to the expiration of the lock-up period. Sales of a substantial number of such shares upon expiration or early release of the lock-up, or the perception that such sales may occur, could cause our stock price to decline or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

In addition, as of December 31, 2014, we had 2,244,363 shares of common stock issuable upon the exercise of options outstanding under our equity incentive plans; 2,279,081 shares of common stock issuable upon vesting of RSUs under our equity incentive plans; and 2,062,010 shares of common stock reserved for issuance under our 2011 Stock Option and Incentive Plan and our 2011 Employee Stock Purchase Plan. We also may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, an acquisition, an investment or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated into this prospectus by reference, contains forward-looking statements. All statements contained in or incorporated by reference in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus. See “Where You Can Find Additional Information.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus also contains statistical data, estimates and forecasts that are based on independent industry publications, including by Gartner, Inc. (“Gartner”) and International Data Corporation (“IDC”) and on assumptions we have made based on such data and other similar sources and our knowledge of the markets for our solutions. Although we believe that these third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those described in the “Risk Factors” section and elsewhere in this prospectus.

The Gartner Reports described herein (the “Gartner Reports”), represent data, research opinion or viewpoints published as part of a syndicated subscription service by Gartner and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in each Gartner Report are subject to change without notice. Please refer to Section 2.6 of the Gartner Copyright and Quote Policy on gartner.com for additional detail. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner Reports consist of:

(1) For the IAM segment: Forecast: Information Security, Worldwide, 2012-2018, 4Q14 Update, dated January 30, 2015;

(2) For the WAF segment: Magic Quadrant for Web Application Firewall, dated June 17, 2014; and

(3) For the CASB segment: Mind the SaaS Security Gaps, dated October 3, 2014.

The IDC reports described herein consist of:

(1) For the market for worldwide spending on IT security products: Worldwide IT Security Products 2014–2018 Forecast and 2013 Vendor Shares: Comprehensive Security Product Review, dated December 2014; and

(2) For the DDoS segment: Worldwide DDoS Prevention Products and Services 2014-2018 Forecast, dated September 2014.

USE OF PROCEEDS

We estimate that our net proceeds from the common stock that we are selling in this offering will be approximately $131.7 million, or approximately $151.5 million if the underwriters exercise in full their option to purchase additional shares, based on an assumed public offering price of $46.15 per share (the reported closing sale price of our common stock on the New York Stock Exchange on March 6, 2015) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred.

The principal purpose of this offering is to obtain additional capital. We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes. However, we do not currently have any specific uses of the net proceeds planned. We anticipate that we will use a portion of the proceeds to us for acquisitions of businesses, technologies, or other assets. However, we do not have agreements or commitments relating to any specific acquisitions at this time.

Pending other uses, we intend to invest the proceeds to us in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange under the symbol “IMPV” since November 10, 2011. Prior to that date there was no public trading market for our common stock. The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange.

Period	High	Low
Year Ended December 31, 2013:
First Quarter	$39.48	$31.38
Second Quarter	$45.44	$36.12
Third Quarter	$52.60	$41.85
Fourth Quarter	$50.14	$36.52
Year Ending December 31, 2014:
First Quarter	$67.12	$47.03
Second Quarter	$57.45	$18.40
Third Quarter	$34.98	$21.59
Fourth Quarter	$53.35	$24.91
Year Ending December 31, 2015:
First Quarter (through March 6, 2015)	$51.19	$38.20

On March 6, 2015, the reported closing sale price of our common stock on the New York Stock Exchange was $46.15 per share. As of March 6, 2015, there were approximately 38 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will be dependent on a number of factors, including our earnings, capital requirements and overall financial conditions. The loan agreement for our credit facility contains a prohibition on the payment of cash dividends.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of December 31, 2014:

•	On an actual basis; and

•	On an as adjusted basis to give effect to the receipt of the net proceeds from the sale in this offering of 3,000,000 shares of common stock, based on an assumed public offering price of $46.15 per share, the last reported sale price of our common stock on the New York Stock Exchange on March 6, 2015, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred.

The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price, the number of shares we sell in this offering and other final terms of this offering. You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that is incorporated by reference in this prospectus.

	As of December 31, 2014
	Actual	As Adjusted(1)
	(In thousands, except share and per share amounts)
Cash, cash equivalents and short-term investments	$109,720	$241,390

Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 5,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value per share, 145,000,000 shares authorized; 26,895,480 shares issued and outstanding, actual; 29,895,480 shares issued and outstanding, as adjusted	2	3
Additional paid-in capital	256,388	388,057
Accumulated deficit	(157,658)	(157,658)
Accumulated other comprehensive loss	(1,489)	(1,489)

Total stockholders’ equity	97,243	228,913

Total capitalization	$97,243	$228,913

(1)	Each $1.00 increase or decrease in the assumed public offering price of $46.15 per share (the reported closing sale price of our common stock on the New York Stock Exchange on March 6, 2015), would increase or decrease or our cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred.

The number of shares of common stock issued and outstanding, actual and as adjusted, in the table above excludes:

•	2,244,363 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2014, and having a weighted average exercise price of $33.83;

•	2,279,081 shares of common stock subject to RSUs outstanding as of December 31, 2014;

•	1,166,742 shares of common stock reserved for issuance under our 2011 Stock Option and Incentive Plan as of December 31, 2014, plus one remaining annual increase thereunder, which excludes:

•	444,163 shares of common stock issuable upon exercise of stock options granted between December 31, 2014 and March 6, 2015, having a weighted average exercise price of $42.80; and

•	698,629 shares of common stock subject to RSUs granted between December 31, 2014 and March 6, 2015; and

•	895,268 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan as of December 31, 2014, plus annual increases thereunder.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2014, our net tangible book value was approximately $52.9 million, or $1.97 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the shares of common stock outstanding at December 31, 2014. After giving effect to our sale of 3,000,000 shares of common stock in this offering at an assumed public offering price of $46.15 per share, the reported closing sale price of our common stock on the New York Stock Exchange on March 6, 2015, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred, our as adjusted net tangible book value at December 31, 2014 would have been approximately $184.6 million, or $6.17 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $4.20 per share to existing stockholders and an immediate dilution of $39.98 per share to new investors.

The following table illustrates this dilution:

Public offering price per share		$46.15
Net tangible book value per share as of December 31, 2014	$1.97
Increase per share attributable to this offering	4.20

As adjusted net tangible book value per share after giving effect to this offering		6.17

Net tangible book value dilution per share to investors in this offering		$39.98

If the underwriters exercise in full their option to purchase additional shares, the as adjusted net tangible book value per share after giving effect to this offering would be $6.74 per share, and the dilution in net tangible book value per share to investors in this offering would be $39.41 per share.

Each $1.00 increase or decrease in the assumed public offering price, assuming no exercise by the underwriters of their option to purchase additional shares, would increase or decrease our as adjusted net tangible book value by approximately $2.9 million, or approximately $0.10 per share, and the dilution per share to investors in this offering by approximately $0.90, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee, which is being deferred. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price, the number of shares we sell in this offering and other final terms of this offering.

The foregoing calculations are based on 26,895,480 shares of our common stock outstanding as of December 31, 2014, and excludes:

•	2,244,363 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2014, and having a weighted average exercise price of $33.83;

•	2,279,081 shares of common stock subject to RSUs outstanding as of December 31, 2014;

•	1,166,742 shares of common stock reserved for issuance under our 2011 Stock Option and Incentive Plan as of December 31, 2014, plus one remaining annual increase thereunder, which excludes:

•	444,163 shares of common stock issuable upon exercise of stock options granted between December 31, 2014 and March 6, 2015, having a weighted average exercise price of $42.80; and

•	698,629 shares of common stock subject to RSUs granted between December 31, 2014 and March 6, 2015; and

•	895,268 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan as of December 31, 2014, plus annual increases thereunder.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not address tax on the net investment income tax or alternative minimum tax, and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal estate and gift tax consequences except to the limited extent provided below. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”) such as financial institutions, insurance companies, tax-exempt organizations, real estate investment trusts or regulated investment companies, broker-dealers and traders in securities, persons who acquired our common stock as compensation for services, certain former U.S. citizens and long-term residents, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, investors who own 5% or more of our stock (except to the limited extent set forth below), partnerships and other pass-through entities, and investors in such partnerships or pass-through entities (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

The discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that such statements and conclusions will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences, any U.S. federal non-income tax consequences or any tax consequences under an applicable tax treaty.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or otherwise treated as such for U.S. federal income tax purposes, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes and entities that are treated as disregarded entities for U.S. federal income tax purposes are not addressed by this discussion, and therefore, such entities (regardless of their place of organization or formation) are not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits.

To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or appropriate substitute or successor form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies. Corporate Non-U.S. Holders described in (a) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, actually and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. The backup withholding rate is currently 28%. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise establishes an exemption (unless we or our paying agent have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person).

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status (and we or our paying agent, do not have actual knowledge, or reason to know, that the holder is, in fact, a U.S. person) or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, however, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

These withholding requirements apply to payments of dividends made by us and , under current regulations, these withholding requirements will apply to payments of gross proceeds from a U.S. sale or other disposition of common stock on or after January 1, 2017.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
RBC Capital Markets LLC
Pacific Crest Securities LLC
Macquarie Capital (USA) Inc.
Nomura Securities International, Inc.

Total	3,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the public offering price and other selling terms may from time to time be varied by the representative. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 450,000 shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 450,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, and the SEC registration fee, which is being deferred, are approximately $550,000. Our common stock is listed on the New York Stock Exchange under the trading symbol “IMPV.”

We and our directors and executive officers and their related entities have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 75 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or other securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in these first two bullets is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•	in our case, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock by us pursuant to the underwriting agreement;

•	the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof;

•	the grant of options or restricted stock units or the issuance of shares of common stock by us to our or our subsidiaries’ employees, officers, directors, advisors or consultants pursuant to employee benefit plans or employee stock purchase plans in effect on the date hereof and described in this prospectus;

•	the filing by us of a registration statement with the SEC on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date hereof and described in this prospectus;

•	the sale or issuance of or entry into an agreement to sell or issue shares of common stock or securities convertible into common stock , in each case by us, in connection with our acquisition of one or more businesses, products, technologies or assets (whether by means of a merger, stock purchase, asset purchase or otherwise) in connection with joint ventures, commercial relationships or other strategic transactions, provided that the shares of common stock delivered are subject to the restrictions set forth above, and provided further that the aggregate number of shares of common stock that we may sell shall not exceed 5% of the total number of shares of common stock outstanding immediately following the completion of this offering;

•	transfers of shares of common stock or any security convertible into common stock by our directors and executive officers and their related entities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestacy, (iii) to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, or, if the shares or securities are held in trust, to any beneficiary (including such beneficiary’s estate) of the trust, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the lockup agreement and provided further that any such transfer shall not involve a disposition for value;

•	dispositions of shares of common stock or any security convertible into common stock by a director or executive officer to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or settlement agreement, provided that such transferee agrees to be bound in writing by the restrictions set forth in the lockup agreement;

•	distributions of shares of common stock or any security convertible into common stock by a director or executive officer or a related entity to limited partners, members, stockholders or affiliates (as defined in Rule 405 promulgated under the Securities Act) of such person, as applicable, provided that such transferee agrees to be bound in writing by the restrictions set forth in the lockup agreement and provided further that any such transfer shall not involve a disposition for value;

•	transfers of shares of common stock by our directors and executive officers pursuant to a Rule 10b5-1 plan in existence prior to this offering, provided that any public announcement or filing under Section 16(a) of the Exchange Act regarding such sale or transfer state that such transfers are made pursuant to a Rule 10b5-1 plan;

•	the establishment by our directors and executive officers of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or any security convertible into common stock, provided that such plan does not provide for the sale or transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the director or executive officer;

•	transactions by our directors and executive officers relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	forfeitures or sales of shares of common stock or any security convertible into common stock by our directors and executive officers to us to satisfy tax withholding obligations in connection with the vesting, settlement or exercise of equity awards granted pursuant to an employee benefit plan in existence prior to the date of this prospectus, provided that such employee benefit plan and the number of shares of common stock available for distribution under such employee benefit plan are described in the registration statement of which this prospectus is a part;

•	sales of shares of common stock by our directors and executive officers solely for the purpose of satisfying tax obligations that are in excess of the withholding obligations described in the bullet above;

•	the modification, amendment or termination of a Rule 10b5-1 plan in accordance with the terms of the Rule 10b5-1 plan and our internal policies, provided that no transfers of shares shall be made pursuant to such amended or modified plan during the restricted period;

•	pursuant to a net exercise or “ cashless” exercise of equity awards granted pursuant to an employee benefit plan in existence prior to the date of the filing of the registration statement of which this prospectus is a part, including any forfeitures or sales of shares of common stock or any security convertible into common stock to us to satisfy tax withholding obligations in connection with such exercise, provided that any shares of common stock acquired pursuant to such exercise shall be subject to the restrictions set for in the lockup agreement; or

•	forfeitures of shares of common stock that have been disclosed as beneficially owned by certain of our executive officers pursuant to Section 16(a) of the Exchange Act to us to satisfy escrow obligations in connection with the Share Exchange Agreement entered into as of February 6, 2014, as amended, by and among us, SkyFence Networks, Ltd. and the sellers listed therein;

provided that, with respect to the last seven types of transactions listed above, no public announcement or filing under the Exchange Act regarding sales or transfers related to such transactions is made or required to be made during the restricted period unless such disclosure is made pursuant to Section 16(a) of the Exchange Act.

The restricted period described above will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event; provided, however, that if the underwriters are eligible to publish or distribute research reports pursuant to Rule 139 of the Securities Act and we have “actively traded securities” as defined in Regulation M of the Exchange Act, the foregoing extension shall not apply.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

In the ordinary course of business, we have sold, and may in the future sell, products or services to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California. Wilson Sonsini Goodrich  & Rosati, P.C., Palo Alto, California, is acting as counsel to the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2015 and February 5, 2015 (with respect to Item 5.02 only); and

•	the description of our common stock as set forth in our registration statement on Form 8-A (File No. 001-35338), filed with the SEC on November 7, 2011, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” or may in the future “furnish” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

(650) 345-9000

www.imperva.com

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, current and special reports and other information with the SEC. You may read and copy and documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov.

Our Internet address is www.imperva.com. We make available free of charge, on or through the Investors section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any Internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any free writing prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than any underwriting discounts and commission, payable by us in connection with the offering of the securities being registered.

SEC registration fee		$(1)
Printing fees	25,000
Accounting fees and expenses	250,000
Legal fees and expenses	250,000
Transfer agent fees	7,500
Miscellaneous fees and expenses	17,500

Total	$550,000	(2)

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (Securities Act), we are deferring payment of the registration fee for the securities offered.
(2)	Does not include the deferred SEC registration fee.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (DGCL) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our certificate of incorporation and bylaws include provisions that limit or eliminate the personal liability of our directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s or executive officer’s duty of loyalty to us or our stockholders; or any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director or executive officer derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors and executive officers and, in the discretion of our board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and executive officers, and, in the discretion of our board of directors, to certain employees and agents in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and executive officers for any action or proceeding arising out of that person’s services as a director or executive officer brought on behalf of us and/or in furtherance of our rights. Additionally, certain of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(iv) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on March 9, 2015.

IMPERVA, INC.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony Bettencourt and Terrence J. Schmid, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anthony Bettencourt Anthony Bettencourt	President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2015

/s/ Terrence J. Schmid Terrence J. Schmid	Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2015

/s/ Shlomo Kramer Shlomo Kramer	Chairman of the Board of Directors	March 9, 2015

/s/ Greg Clark Greg Clark	Director	March 9, 2015

/s/ Charles Giancarlo Charles Giancarlo	Director	March 9, 2015

/s/ Theresia Gouw Theresia Gouw	Director	March 9, 2015

Signature	Title	Date

/s/ Steve Krausz Steve Krausz	Director	March 9, 2015

/s/ Albert A. Pimentel Albert A. (“Rocky”) Pimentel	Director	March 9, 2015

/s/ Frank Slootman Frank Slootman	Director	March 9, 2015

/s/ Allan Tessler Allan Tessler	Director	March 9, 2015

/s/ James Tolonen James Tolonen	Director	March 9, 2015

EXHIBIT INDEX

Incorporated by reference herein
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit No.	Date
1.1*	Form of Underwriting Agreement

4.1	Specimen Certificate Evidencing Shares of Imperva, Inc. common stock	S-1/A	333-175008	4.1	October 28, 2011

4.2	Amended and Restated Investor Rights Agreement, dated November 1, 2012, by and among Imperva, Inc. and the investors party thereto	S-1/A	333-175008	4.4	November 7, 2011

5.1	Opinion of Fenwick & West LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5 of this Registration Statement)

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference.